Exhibit 10.3

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 to Amended and Restated Credit Agreement (this “Amendment”) dated as of January 11, 2007, is made among TRX, INC., a Georgia corporation (the “Borrower”), each of the Subsidiaries of the Borrower signatory hereto (collectively, the “Guarantors”), and BANK OF AMERICA, N.A. (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Lender have entered into that certain Amended and Restated Credit Agreement dated as of November 7, 2005 (the “Credit Agreement”; capitalized terms used in this Amendment not otherwise defined herein shall have the definition given thereto in the Credit Agreement), pursuant to which the Lender has made available to the Borrower a revolving credit facility, including a letter of credit subfacility;

WHEREAS, each of the Guarantors has entered into a Guaranty pursuant to which it has guaranteed the payment and performance of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower has advised the Lender that it desires to amend certain provisions of the Credit Agreement as set forth below and the Lender is willing to effect such amendments on the terms and conditions contained in this Amendment;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Credit Agreement. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties of the Borrower made herein, the Credit Agreement is hereby amended as follows:

(a)	The existing definitions of “Consolidated Senior Leverage Ratio”, “Subordination Agreement” and “Subordinated Indebtedness” are deleted from Section 1.01 of the Credit Agreement and the following definitions are inserted in lieu thereof:

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (including the Obligations and excluding any portion of Subordinated Indebtedness that by its terms or by the terms of any instrument or agreement relating thereto does not mature on demand or within one year from the date of determination) as of such date to (b) Consolidated EBITDA for the Measurement Period most recently ended. Notwithstanding the foregoing, for the purpose of computing the Consolidated Senior Leverage Ratio for each of the four Measurement Periods following the date of any Acquisition, Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on Pro Forma Basis to the extent information in sufficient detail concerning the historical results of such Person or assets so acquired is reasonably available.

“Subordination Agreement” means, collectively, (a) the Hi-Mark Subordination Agreement, and (b) each other agreement now or hereafter in effect that subordinates the payment and performance of any Indebtedness (including any Permitted Parent Subordinated Indebtedness) to the Obligations, including any such provisions contained within the instrument or agreement evidencing such Indebtedness.

“Subordinated Indebtedness” means (a) any Permitted Parent Subordinated Indebtedness, (b) so long as the Hi-Mark Subordination Agreement is in effect, the Hi-Mark Note, and (c) any other Indebtedness that is subordinated to the Obligations in a manner acceptable to Lender in its sole discretion; provided, that such term shall not include the Seller Indebtedness.

(b)	The existing definition of “Convertible Notes” is deleted from Section 1.01 of the Credit Agreement and all references to the Convertible Notes are deleted from the Credit Agreement wherever such references appear.

(c)	The following definitions are added to Section 1.01 of the Credit Agreement in the appropriate alphabetical positions therein:

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for any Measurement Period, the ratio of (a) the remainder of (i) Consolidated EBITDA, minus (ii) Non-Financed Capital Expenditures during such Measurement Period, minus (iii) 50% of the aggregate amount of Restricted Payments made pursuant to Section 7.06(e) during such Measurement Period, to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period, the sum of (a) the principal amount of Indebtedness (including the principal portion of any Attributable Indebtedness and excluding Obligations under the Loan Documents) of the Borrower and its Subsidiaries that is paid or required to be paid during such period and (b) Consolidated Interest Charges that are paid or required to be paid during such period.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the Equity Interests of the Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and (v) the aggregate fair market value of all other consideration given by the Borrower or any

Subsidiary in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, (A) the Equity Interests of the Borrower shall be valued (I) in the case of any Equity Interests then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other Equity Interests, as determined by the Board of Directors of the Borrower and, if requested by the Lender, determined to be a reasonable valuation by the independent public accountants referred to in Section 6.01(a), (B) the Equity Interests of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if requested by the Lender, determined to be a reasonable valuation by the independent certified public accountants referred to in Section 6.01(a), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Hi-Mark” means Hi-Mark, LLC, a Delaware limited liability company.

“Hi-Mark Acquisition” means the acquisition by the Borrower of substantially all of the assets of Hi-Mark on the terms set forth in the Hi-Mark Asset Purchase Agreement (without any amendment to, or waiver of, any of the material terms or conditions thereof not approved by the Lender).

“Hi-Mark Asset Purchase Agreement” means the Asset Purchase Agreement dated as of December 7, 2006, among the Borrower, Hi-Mark, Hi-Mark Travel Systems, Inc., Integrated Profitmark Corporation, LLC, Kevin Austin, Diane Austin and Charles Bradsher.

“Hi-Mark Note” means the Promissory Note from the Borrower to Hi-Mark in an original aggregate principal amount of $7,000,000, which promissory note shall be in form and substance acceptable to the Lender.

“Hi-Mark Subordination Agreement” means an Intercreditor and Subordination Agreement dated as of the date of the Hi-Mark Note between Hi-Mark and the Lender, which agreement shall be in form and substance acceptable to the Lender.

“Measurement Period” means, with respect to any date, the most recently ended four consecutive fiscal quarter period of the Borrower for which financial statements have been or were required to have been delivered to the Lender pursuant to Section 6.01(a) or (b) on or prior to such date.

“Non-Financed Capital Expenditure” means a Capital Expenditure except to the extent paid for with the proceeds of casualty insurance or Indebtedness described in Section 7.03(b) or (e).

“Pro Forma Basis” means, with respect to any transaction or event, to give effect to such transaction or event as if such transaction or event occurred on the first day of the applicable Measurement Period. Any such calculation shall be made in good faith by the Borrower pursuant to methodology satisfactory to the Lender and, upon request of the Lender, shall be set forth in an officer’s certificate furnished to the Lender showing such calculation (and the methodology used) in reasonable detail (with supporting schedules as to the results of operations of the Person or assets acquired, if applicable).

(d)	Section 7.02 of the Credit Agreement is amended to (i) delete the word “and” at the end of clause (f), (ii) delete the period at the end of clause (g) and insert a semicolon and the word “and” in lieu thereof, (iii) delete the last paragraph in its entirety, and (iv) insert a new clause (h) that reads as follows:

“(h) Acquisitions permitted by Section 7.15.”

(e)	Section 7.03 of the Credit Agreement is amended to delete the existing clause (f) in its entirety and insert the following in lieu thereof:

“(f) the Seller Indebtedness, Permitted Parent Subordinated Indebtedness and, so long as the Hi-Mark Subordination Agreement is in effect, the Hi-Mark Note;”

(f)	Section 7.06 of the Credit Agreement is amended to delete the existing clause (e) in its entirety and insert the following in lieu thereof:

“(e) the Borrower may repurchase shares of its common stock; provided, that (i) the amount of repurchases made pursuant to this clause (e) while this Agreement is in effect shall not exceed $10,000,000 in the aggregate, and (ii) the Borrower would have been in compliance with the covenants set forth in Section 7.13 as of the Measurement Period most recently ended after giving effect to such repurchase on a Pro Forma Basis.”

(g)	Section 7.13 of the Credit Agreement is amended to add a new subsection (c) that reads as follows:

“(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.20 to 1.00.”

(h)	A new Section 7.15 that reads as follows is added to the Credit Agreement:

“7.15 Acquisitions. Consummate any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as one or more line or lines of business conducted by the Borrower and its Subsidiaries, or substantially related or incidental thereto, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition, (iii) the Person acquired shall be a wholly-owned Subsidiary, or be merged into the Borrower or a wholly-owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquirer shall be the Borrower or a wholly-owned Subsidiary), (iv) after giving effect to such Acquisition, the aggregate Costs of Acquisition for all Acquisitions occurring on or after December 31, 2006 (other than the Hi-Mark Acquisition) shall not exceed $12,500,000, and (v) the Borrower would have been in compliance with the covenants set forth in Section 7.13 as of the Measurement Period most recently ended after giving effect to such Acquisition on a Pro Forma Basis.”

(i)	The existing Exhibit B to the Credit Agreement is deleted in its entirety and Exhibit A attached hereto is inserted in lieu thereof.

2.	Effectiveness; Conditions Precedent. The amendments herein provided shall be effective (as of the date of this Amendment) upon the satisfaction of the following conditions precedent:

(a)	The Lender shall have received each of the following documents or instruments in form and substance acceptable to the Lender:

(i)	one or more counterparts of this Amendment, duly executed by the Borrower and each Guarantor; and

(ii)	such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the Lender shall reasonably request.

(b)	All fees and expenses payable to the Lender (including the fees and expenses of counsel to the Lender) estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

3.	Consent of the Guarantors. Notwithstanding that such consent is not required by the Loan Documents, each of the Guarantors hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including without limitation the continuation of such Person’s payment and performance obligations and the effectiveness and priority of any Liens granted thereunder, in each case upon and after the effectiveness of this Amendment and the amendments contemplated hereby) and the enforceability of such Loan Documents against such Person in accordance with its terms.

4.	Representations and Warranties. In order to induce the Lender to enter into this Amendment, the Borrower represents and warrants to the Lender as follows:

(a)	The representations and warranties made by it in Article V of the Credit Agreement, and by each Loan Party and in each of the Loan Documents to which such Loan Party is a party are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date;

(b)	Since the date of the most recent financial reports of the Borrower delivered pursuant to Section 6.01 of the Credit Agreement, no act, event, condition or circumstance has occurred or arisen which, singly or in the aggregate with one or more other acts, events, occurrences or conditions (whenever occurring or arising), has had or could reasonably be expected to have a Material Adverse Effect;

(c)	This Amendment has been duly authorized, executed and delivered by the Borrower and the Guarantors and constitutes a legal, valid and binding obligation of such Persons, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(d)	No Default or Event of Default has occurred and is continuing.

5.	Entire Agreement. This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other.

6.	Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

7.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

8.	Governing Law; Arbitration; Jury Trial Waiver. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Georgia applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Section 9.13 of the Credit Agreement.

9.	Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

10.	References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

11.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, each Guarantor, the Lender and their respective successors and assignees to the extent such assignees are permitted assignees as provided in Section 9.06 of the Credit Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

TRX, INC.

By:	/s/ Timothy J. Severt
Name:	Timothy J. Severt
Title:	Executive Vice President & Secretary

GUARANTORS:

Technology Licensing Company, LLC, a Georgia limited liability company

Travel Technology, LLC, a Georgia limited liability company

TRX Data Services, Inc., a Virginia corporation

TRX Fulfillment Services, LLC, a Georgia limited liability company

By:	/s/ Timothy J. Severt
Name:	Timothy J. Severt
Title:	Executive Vice President & Secretary

TRX Technology Services, L.P., a Georgia limited partnership

By:	TRX Fulfillment Services, LLC, its general partner

By:	/s/ Timothy J. Severt
Name: Timothy J. Severt Title: Executive Vice President & Secretary

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Ken Bauchle
Name: Ken Bauchle Title: Senior Vice President

Exhibit A

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                 ,

To: Bank of America, N. A.

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of November 7, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between TRX, INC., a Georgia corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. [Attached hereto as Schedule 1 are the] [The] year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section [have been filed with the SEC and a link thereto is available on the Borrower’s website on the Internet at the website address listed on Schedule 9.02].

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. [Attached hereto as Schedule 1 are the] [The] unaudited financial statements required by Section 6.0 l(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date [have been filed with the SEC and a link thereto is available on the Borrower’s website on the Internet at the website address listed on Schedule 9.02]. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule [1][2] attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

TRX, INC.

By:
Name:
Title:

For the Month/Quarter/Year ended                      (“Statement Date”)

SCHEDULE [1][2]

TO THE COMPLIANCE CERTIFICATE

($ IN 000’S)

I. Section 7.13(a) – Consolidated Senior Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date (including the Obligations and excluding any portion of Subordinated Indebtedness that by its terms or by the terms of any instrument or agreement
	relating thereto does not mature on demand or within one year from the date of determination):		$

B.	Consolidated EBITDA for period of twelve calendar months ending on above date (“Subject Period”):		$

	1.	Consolidated Net Income for Subject Period:	$

	2.	Consolidated Interest Charges for Subject Period:	$

	3.	Provision for income taxes for Subject Period:	$

	4.	Depreciation expenses for Subject Period:	$

	5.	Amortization expenses for Subject Period:	$

	6.	Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$

	7.	Specified Non-Recurring Items for Subject Period:	$

	8.	Income tax credits for Subject Period:	$

	9.	Non-cash additions to Consolidated Net Income for Subject Period:	$

	10.	Cash expenditures during Subject Period related to non-cash reductions of Consolidated Net Income in prior periods added in determining Consolidated EBITDA in such prior periods:	$

	11.	Consolidated EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 + 7 - 8 - 9 - 10):	$

C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B.11):		to 1

	Maximum permitted:		1:00 to 1:00

II.	Section 7.13(b) – Clean Down Period.

The Outstanding Amount of Loans under the Agreement have been reduced to $2,000,000 or less for at least [                    ] consecutive days during the fiscal quarter ended on the Statement Date.

Minimum required: 30

III. Section 7.13(c) – Consolidated Fixed Charge Coverage Ratio.

A.	EBITDA available to pay Fixed Charges

	1.	Consolidated EBITDA for Subject Period (See Line I.B.11):	$

	2.	Non-Financed Capital Expenditures for Subject Period:	$

	3.	50% of the aggregate amount of Restricted Payments made pursuant to Section 7.06(e) during Subject Period:	$

	4.	EBITDA available to pay Fixed Charges (Line III.A.1 - Line III.A.2 - Line III.A.3):	$

B.	Consolidated Fixed Charges		$

	1.	Principal amount of Indebtedness paid or required to be paid during Subject Period (excluding Indebtedness under the Loan Documents):

	2.	Consolidated Interest Charges paid or required to be paid during such period:	$

	3.	Consolidated Fixed Charges (Line III.B.1 + Line III.B.2):	$

C.	Consolidated Fixed Charge Coverage Ratio (Line III.A.4 ÷ Line III.B.3):		to 1

	Minimum required:		1:20 to 1:00

IV. Section 7.14 – Capital Expenditures.

A.	Capital expenditures made during fiscal year to date:	$

B.	Capital expenditures that could have been made during prior fiscal year but which were not made (≤$5,000,000):	$

C.	Maximum permitted capital expenditures ($12,000,000 + Line IV.B.):	$

D.	Excess (deficit) for covenant compliance (Line IV.C.- IV.A.):	$